EXHIBIT 10.30


                          REYNOLDS METALS COMPANY




                  NEW MANAGEMENT INCENTIVE DEFERRAL PLAN


                        Effective September 1, 1994
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                                 ARTICLE I

                            PURPOSE OF THE PLAN

          The purpose of the Plan is to assist the Company in attracting and retaining key employees by providing an opportunity for deferred taxation and capital accumulation.

                                ARTICLE II

                                DEFINITIONS

          2.01  "Additional Income" shall have the meaning specified in
Section 4.01.

          2.02 "Beneficiary" shall mean the individual or entity designated by the Participant to receive any amounts remaining in the Plan upon the Participant's death. If no such designation is made, or if the designated individual predeceases the Participant or the entity no longer exists, then the Beneficiary shall be the Participant's estate.

          2.03 "Company" shall mean Reynolds Metals Company, a Delaware corporation.

          2.04 "Current Compensation" shall mean that portion of Incentive Compensation which the Participant accepts immediately in return for services performed for the Company.

          2.05 "Deferred Compensation" shall mean that portion of Incentive Compensation which the Participant elects to defer in the manner provided for herein, until the time or times selected for payment in accordance with
Section 4.02.

          2.06 "Deferral Termination Date" shall mean one of the following dates, as elected by the Participant: (a) the date on which the Participant is retired and entitled to an immediate benefit under the New Retirement Program or (b) the last day of such specified calendar year as the Participant shall elect; provided, however, that the year specified in any election under (b) must be at least five (5) years from the year during which the Incentive Compensation subject to the deferral is earned; and further provided, that regardless of any election made under (b), a Participant's actual Deferral Termination Date shall in no event be later than the date on which the Participant is actually retired and entitled to an immediate benefit under the New Retirement Program.

          2.07 "Effective Date" shall mean September 1, 1994.

          2.08 "Eligible Employee" shall mean such officers and other key employees of the Company and its subsidiaries who are recommended by the Chief Executive Officer of the Company each year as eligible to defer Incentive Compensation hereunder.

          2.09 "Incentive Compensation" shall mean the cash incentive payable to Eligible Employees under the Company's Performance Incentive Plan.

          2.10 "New Retirement Program" shall mean the Company's New Retirement Program for Salaried Employees, as amended from time to time.

          2.11 "Participant" shall mean an Eligible Employee who submits a written request pursuant to the terms of this Plan for deferral of Incentive Compensation.

          2.12 "Performance Incentive Plan" shall mean the Reynolds Metals Company Performance Incentive Plan, as amended from time to time.

          2.13 "Plan" shall mean this Reynolds Metals Company New
Management Incentive Deferral Plan.

          2.14 "Plan Committee" shall mean the committee appointed by the Board of Directors of the Company to administer the Plan.

                                ARTICLE III

                 ELECTIONS TO DEFER INCENTIVE COMPENSATION

          3.01 Each calendar year during the term of the Plan, each Eligible Employee, whether or not then a Participant, shall have the right to elect to defer the receipt of up to 85% of the Incentive Compensation to be earned by such Eligible Employee in respect of such calendar year. At the election of the Eligible Employee, the amount deferred may be expressed
(a) as a percentage of Incentive Compensation, in multiples of 5%, (b) as a dollar amount, in multiples of $100, or (c) as either a percentage of the amount or a dollar amount, in each case, in excess of a floor amount specified by the Eligible Employee. In no case, however, may the total amount deferred be less than $2,000 nor more than 85% of the Eligible Employee's Incentive Compensation for the year. At the same time a deferral election is made under this Section 3.01, the Eligible Employee shall also elect the Deferral Termination Date applicable to such Deferred Compensation, as provided in Section 2.06, and the method of payment of such Deferred Compensation, as provided in Section 4.02.

          3.02 With respect to Incentive Compensation earned for any year, the elections referred to in Section 3.01 must be made during September of such year unless another time period is specified by the Plan Committee.

          3.03 The elections referred to in Section 3.01 shall be irrevocable as to the Incentive Compensation to which such elections apply, except as otherwise provided herein.

                                ARTICLE IV

                     PAYMENT OF DEFERRED COMPENSATION

          4.01 All Deferred Compensation shall be increased by an amount of additional income (hereinafter referred to as "Additional Income") computed at a specified rate and compounded annually on December 31st from the date the Incentive Compensation would have been paid if it were Current Compensation through the December 31st immediately preceding the date of each payment. Each calendar year, before elections are made with regard to Incentive Compensation to be earned in respect of such calendar year, the Plan Committee shall determine the rate applicable to Incentive Compensation deferred for that year. This rate shall apply to amounts deferred for that year until all such amounts are paid out. Deferred Compensation and any applicable Additional Income shall be paid in cash following the applicable Deferral Termination Date in accordance with the provisions of Section 4.02.

          4.02 A Participant's Deferred Compensation and Additional Income shall be paid to such Participant in a single lump sum payment or in annual installments over a period of five (5) or ten (10) years, as elected by the Participant, following the applicable Deferral Termination Date. Such election as to payment period shall be made by the Participant at the same time as the election of the Deferral Termination Date in accordance with
Article III of this Plan. Lump sum payments shall be paid as soon as administratively feasible in the January following the year in which the Deferral Termination Date occurs. Annual installments, which shall be in equal amounts and shall consist of Deferred Compensation and the Additional Income applicable thereto, shall be paid as soon as administratively feasible each January of each calendar year following the year in which the Deferral Termination Date occurs.

          4.03 If a Participant's employment with the Company and its subsidiaries terminates at a time when the Participant is not entitled to an immediate benefit under the New Retirement Program, or if the Participant becomes disabled for purposes of the New Retirement Program, or if the Participant dies, any remaining unpaid portion of such Participant's Deferred Compensation and Additional Income shall be accelerated and paid to the Participant (or to the Participant's Beneficiary, as the case may be) in a single lump sum as soon as administratively feasible in the January following the year in which the Participant's termination, disability or death occurs.

          4.04 (a) Upon receipt of a written request from a Participant (or if the Participant is not competent to manage his affairs, from a Participant's legal representative), the Plan Committee may direct that all or any part of the undelivered portion of Deferred Compensation (together with the Additional Income applicable thereto) be accelerated and paid in a lump sum if it finds, in its sole discretion, that the Participant has incurred a substantial unforeseen hardship. For purposes of this subsection (a), a substantial unforeseen hardship is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In no event, however, may accelerated payments be made to the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe hardship, or (iii) by cessation of deferrals under the Plan. Acceleration of payments because of a substantial unforeseen hardship may only be permitted to the extent reasonably necessary to satisfy the hardship.

          (b) The Plan Committee may direct that all unpaid Deferred Compensation (together with the Additional Income applicable thereto) be accelerated and paid in a lump sum if it finds, in its sole discretion, that a major challenge to the control of the Company exists or if, in conjunction with the termination of the Plan, the Plan Committee finds, in its sole discretion, that other extraordinary circumstances make such acceleration of payments in the best interest of the Company.

          (c) Subsections (a) and (b) above shall apply both to Incentive Compensation deferred in previous years and to Incentive Compensation being deferred during the year in which the acceleration of payments is approved, except that no Deferred Compensation shall be paid out prior to the date such Deferred Compensation would be payable if it were Current Compensation.

                                 ARTICLE V

                              ADMINISTRATION

          The Plan Committee shall have full responsibility and authority to interpret and administer the Plan, including the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, the power to appoint agents and delegate its duties, and the power to make such decisions or take such actions as the Plan Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Actions and determinations by the Plan Committee shall be final, binding and conclusive for all purposes of this Plan.

                                ARTICLE VI

             AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

          The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part, except that no such amendment, suspension or termination shall materially adversely affect the rights of any Participant in respect of Deferred Compensation previously earned by such Participant and not yet paid.

                                ARTICLE VII

                                  FUNDING

          No promises under this Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Benefit payments shall be made from the Company's general assets.

                               ARTICLE VIII

                            GENERAL PROVISIONS
          8.01 All elections by a Participant hereunder shall be made in writing by the completion and delivery to the Company of forms prescribed for such purpose within the time limits established with respect to such election.

          8.02 Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, including its Board of Directors, in connection therewith shall be held or construed to confer upon any individual any legal right to remain an officer or an employee of the Company.

          8.03 No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void. No such benefit shall, prior to receipt thereof, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements, or torts.

          8.04 This Plan shall inure to the benefit of, and be binding upon, the Company and each Participant, and upon the successors and assigns of the Company and of each Participant.

          8.05 The Company shall deduct from the amount of any payments hereunder all taxes required to be withheld by applicable laws.

          8.06 This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.


          Executed and adopted this 31st day of May, 1994, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on May 20, 1994.


                             REYNOLDS METALS COMPANY



                             By Donald T. Cowles

                             Title: Executive Vice President,
                             Human Resources and External Affairs